                                                                   EXHIBIT 6.(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-20355 on Form S-6 of our report dated February 10, 2000, related to the statement of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life Insurance Company as of December 31, 1999, and the related statement of operations for the year then ended and statement of changes in net assets for each of the two years in the period then ended, and of our report dated February 22, 2000, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in the Prospectuses of Pacific Select Estate Preserver II and Pacific Select Estate Preserver IV, which are part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" appearing in such Prospectuses.


DELOITTE & TOUCHE LLP

Costa Mesa, California
July 21, 2000